                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.      )*
                                           -----


                           Aastrom Biosciences, Inc.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   00253U107
                   -----------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

-----------------------                                  ---------------------
  CUSIP NO. 00253U107                   13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      COBE Laboratories, Inc.
      95-2403584

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Colorado

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,214,199

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,214,199

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,214,199

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      24.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 3 of 5 Pages

Item 1.

        (a)  Name of Issuer:
             --------------

             Aastrom Biosciences, Inc. ("Aastrom")

        (b)  Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             24 Frank Lloyd Wright Drive, Lobby L
             P. O. Box 376
             Ann Arbor, MI 48106

Item 2.

        (a)  Name of Person Filing:
             ---------------------

             COBE Laboratories, Inc. ("COBE")

        (b)  Address of Principal Business Office:
             ------------------------------------

             1185 Oak Street
             Lakewood, CO 80215

        (c)  Citizenship:
             -----------

             Colorado

        (d)  Title of Class of Securities:
             ----------------------------

             Common Stock, no par value per share


        (e)        CUSIP Number:
                   ------------

                   00253U107

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)        ( )     Broker or dealer registered under Section 15 of the Act,

     (b)        ( )     Bank as defined in Section 3(a)(6) of the Act,

     (c)        ( )     Insurance Company as defined in Section 3(a)(19) of the
                        Act,

     (d)        ( )     Investment Company registered under Section 8 of the
                        Investment Company Act,

                                                               Page 4 of 5 Pages

     (e)        ( )     Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940,


     (f)        ( )     Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Rule 13d-
                        1(b)(1)(ii)(F),

     (g)        ( )     Parent Holding Company, in accordance with Rule
                        13d-1(b)(1)(ii)(G), or

     (h)        ( )     Group, in accordance with Rule 13d-1(b)(1)(ii)(H)


Item 4.    Ownership.
           ---------

           (a)  Amount Beneficially Owned:

                3,214,199

           (b)  Percent of Class:

                24.2%. Based on 13,278,983 shares issued and outstanding as verified by a telephone call to Continental Transfer Company.

           (c) Number of shares as to which such person has sole or shared voting and disposition power:

                3,214,199

Item 5.    Ownership of Five Percent or Less of a Class.
           --------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
          ---------------------------------------------------------------

          Not applicable.

Item 7.   Identification and Classification of the Subsidiary Which Acquired
          ------------------------------------------------------------------
          the Security Being Reported on by the Parent Holding Company.
          ------------------------------------------------------------

          Not applicable.

                                                               Page 5 of 5 Pages

Item 8.   Identification and Classification of Members of the Group.
          ---------------------------------------------------------

          Not applicable.

Item 9.   Notice of Dissolution of Group.
          ------------------------------

          Not applicable.

Item 10.  Certification.
          -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                                   Signature.
                                   ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth is this statement is true, complete and correct.


                            COBE LABORATORIES, INC.



Date:  January 28, 1998      By  /s/ NANCY A. WALLA
                                 ----------------------------
                                 Nancy A. Walla
                                 Vice President/Counsel
                                 Corporate Compliance